Exhibit 2.2


                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                              JACKSONVILLE DIVISION



In re                                  )
                                                  Case No.: 99-06852-3P1
CARDIAC CONTROL SYSTEMS, INC.,         )
                                                  Judge George L. Proctor
                           Debtor.     )
                                                  Chapter 11
                                       )
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                             DEBTOR'S SECOND AMENDED
                        CHAPTER 11 PLAN OF REORGANIZATION
                        ---------------------------------










                                              Richard R. Thames
                                              STUTSMAN & THAMES, P.A.
                                              121 W. Forsyth Street, Ste. 600
                                              Jacksonville, Florida  32202
                                              (904) 358-4000
                                              (904) 358-4001 (Facsimile)

                                              Attorneys for the Debtor

                                    Article I

                                  Introduction

         Cardiac Control  Systems,  Inc.  ("Cardiac" or "Debtor")  proposes this
plan  of   reorganization   (the  "Plan")  pursuant  to  the  provisions  of  11
U.S.C.ss.1123.


                                                 Article II

                                                Definitions

         The following terms used in the Plan shall, unless the context otherwise requires, have the meanings specified below:

         2.1   Administrative   Claim:   A  Claim  for  costs  and  expenses  of
administration allowed in this bankruptcy case in accordance withss.ss.503(b) and 507(a)(1) of the Bankruptcy Code.

         2.2 Allowed Claim: A right against the Debtor within the meaning of ss. 101(5) in respect of which a proof of claim has been filed with the Court within the period of limitation fixed by Rule 3003 or scheduled in the list of creditors prepared and filed with the Court pursuant to Rule 1007(b) and not listed as disputed, contingent or unliquidated as to amount, and in either case as to which no objection as to allowance or amount thereof has been raised within the applicable period of limitation fixed by Rule 3001 or an order of the Court or local rule, or as to which any such objection has been determined by an order or judgment which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari is pending.

         2.3 Allowed Interest: A right against the Debtor or an equity security holder of the Debtor in respect of which a proof of interest has been filed with Court within the applicable period of limitation fixed by Rule 3003 or scheduled in a list of equity security holders prepared or filed with the court pursuant to Rule 1007(b) and in either case as to which no objection as to allowance or amount thereof has been raised within the applicable period of limitation fixed by Rule 3001 or an order of the Court or local rule, or as to which any such objection has been determined by an order or judgment which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari is pending.

         2.4 Allowed Secured Claim: An Allowed Claim against the Debtor for which a claimant asserts and is determined to hold a valid, perfected and enforceable lien, security interest or other interest of encumbrance in property in which the debtor has an interest and which is not otherwise subject to avoidance or the equitable powers of the Bankruptcy Court under applicable bankruptcy law or nonbankruptcy law, but in any event only to the extent of the value, determined in accordance with ss. 506(a) of the Bankruptcy Code, of the claimant's interest in the Debtor's interest in the property.


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


         2.5 Allowed Unsecured Claim: An Allowed Claim for which a claimant has not asserted or is determined by a Final Order not to hold an Allowed Secured Claim or a Claim entitled to priority under the Bankruptcy Code.

         2.6 Ballot: The form or forms distributed to claimants in impaired classes on which such persons may indicate the acceptance or rejection of the Plan.

         2.7 Bar Date: By order entered December 6, 1999, March 6, 2000 was fixed as the Bar Date for filing proofs of claim or interests.

         2.8 Causes of Action: All causes of action of any kind held at any time by the Debtor against any party or parties, including, without limitation, all causes of action held by the Debtor as of the Filing Date, all causes of action held by the Debtor arising after the Filing Date, and including any rights arising under ss.ss. 362(b), 542, 544, 545, 547, 548, or 549 of the Bankruptcy Code.

         2.9 Disclosure Statement: The Debtor's Second Amended Disclosure Statement filed with the Court, including exhibits and any supplements, amendments or modifications thereto, prepared pursuant to 11 U.S.C.ss.1125(a) and 1126(b) and Rule 3018(b) for solicitation and acceptance of this Plan.

         2.10 Claim: A right against the Debtor within the meaning of ss. 101(5) of the Bankruptcy Code, including any right to payment or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, against the Debtor in existence on or as of the Petition Date, whether or not such right to payment or right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, mature, unmatured, disputed, undisputed, legal, secured or unsecured.

         2.11 Confirmation Date: The date upon which the Bankruptcy Court, pursuant to ss.1129 of the Bankruptcy Code, enters an order confirming the Plan in accordance with the appropriate provisions of Chapter 11 of the Bankruptcy Code.

         2.12 Confirmation Order: The order entered by the Bankruptcy Court confirming the Plan.

         2.13 Court: The United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, or any other court having original or appellate jurisdiction over this case.

         2.14 Debtor: Cardiac Control Systems, Inc., the debtor in possession herein and the proponent of this Plan. The terms "Debtor" and "Cardiac" are used interchangeably throughout this Plan.


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


         2.15 Disclosure Statement: The Second Amended Disclosure Statement filed by the Debtor as approved by the Court for submission to the Creditors, Interest holders, and parties-in-interest of the Debtor, as it may be amended or supplemental from time to time.

         2.16 Disputed Claim: A claim to which a proof of claim has been filed or deemed filed under applicable law, as to which an objection has been or may be timely filed and which objection, if timely filed, has not been withdrawn or before any date fixed for filing, such objections by the Plan or order of the Court and has not been overruled or denied by a final order. Prior to the time that an objection has been or may be timely filed, for the purposes of this Plan, a claim shall be considered a Disputed Claim to the extent that: (i) the amount of the claim specified in the proof of claim exceeds the amount of any corresponding Claim listed by the Debtor in its schedules to the extent of such excess; (ii) any corresponding Claim listed by the Debtor in its schedules has been scheduled as disputed, contingent, or unliquidated, irrespective of the amount scheduled; or (iii) no corresponding claim has been listed by the Debtor in its schedules.

         2.17 Effective Date: The date 5 days following the date upon which the Confirmation Order is no longer subject to appeal or certiorari proceedings, or in the event of an appeal, upon which an order confirming the Confirmation Order becomes final and is no longer subject to further appeal or certiorari proceedings or such other earlier date as the Debtor shall designate in a written notice filed with the Court.

         2.18 Final Order: An order or judgment of the Court that has not been reversed, modified, amended or stayed, and the time for appeal from which to seek review or certiorari or rehearing of which has expired, and as to which no appeal, review or rehearing is pending, and has become conclusive of all matters adjudicated thereby and is in full force and effect.

         2.19 Insiders: Insiders shall have the meaning specified inss.101(31) of the Bankruptcy Code.

         2.20 Impaired Class: A class of claims or interest which is not unimpaired under ss.1124 of the Bankruptcy Code.

         2.21  Liquidating   Trust  Agreement  or  Trust:   That  certain  trust
substantially in the form of Exhibit A attached hereto.

         2.22 Liquidating Trustee or Trustee: Michael Moecker & Associates, Inc., or his successor selected in accordance with the Liquidating Trust Agreement.

         2.23  Person:  An  individual,  partnership,  corporation,  joint-stock
company,   unincorporated  company  or  association,   business  trust,  limited
partnership or other business entity.

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


         2.24 Petition Date: September 3, 1999, the date on which the Debtor filed its voluntary petition for reorganization.

         2.25 Plan: This plan of reorganization in its present form or as may be amended or supplemented.

         2.26 Priority Claims: Any prepetition claim entitled to priority pursuant to ss. 507(a) of the Bankruptcy Code other than Administrative Expenses. Pursuant to ss. 507(a)(4), claims for unpaid wages are entitled to treatment as a priority claim only to the extent of $4,300.

         2.27 Plan Record Date: The date fixed by the Court for determining shareholder eligibility for receipt of Plan Shares.

         2.28 Plan Shares: All Shares of the Reorganized Debtor's common stock distributed to Kersey, Scillia, Forster & Brooks, Inc., the Liquidating Trust or to Cardiac's creditors and interest holders pursuant to this Plan.

         2.29 Reorganized Debtor: The entity resulting from the merger of Cardiac's corporate entity as provided herein.

         2.30 Real Property: The 4.11 acres of real property located at 3 Commerce Center Boulevard, Palm Coast, Florida and all improvements and fixtures located thereon.

         2.31 Secured Claim: The claim of any creditor who holds a lien, security interest or other security as that term is defined by ss. 101(49)(A) of the Bankruptcy Code and which has been properly perfected by the applicable law and determined in accordance with Section 506 of the Bankruptcy Code with respect to the property owned by the Debtor.

         2.32  Secured  Creditor:  Any  creditor  that is a holder  of a Secured
Claim.

         2.33 Trust Estate: All property transferred to the Liquidating Trust.

         2.34 Unsecured Claim: Any claim other than a Priority Claim, an Administrative Claim or a Secured Claim.

         2.35 Unsecured Creditor: Any creditor that is a holder of an Unsecured Claim.

         2.36 Undefined Terms: A term used in the Plan and not defined herein but that is defined in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure has the meaning given to that term in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure.



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


                                   Article III

                                  Construction


         Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of, or exhibit to the Plan, as the same may be amended, waived, or modified from time to time. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include the plural number and vice-versa, and words denoting one gender shall include the other gender. As to contested matters, adversary proceedings, and other actions or threatened actions, this Plan and the Disclosure Statement shall not be construed as a stipulation or admission, but rather, as a statement made in settlement negotiations.


                                   Article IV

             General Purpose Of The Debtor's Plan Of Reorganization


         All claims and interests against the above named Debtor shall be dealt with and discharged as provided in this Plan. The intent of this Plan is to implement the function, purpose and legislative intent of Chapter 11 of Title 11, United States Code.


                                    Article V

                     Classification Of Claims And Interests


         The following is a designation of the classes of Claims and Interests under this Plan. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of that class, and is classified in another class or classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other class or classes. A Claim or Interest is an Allowed Claim or Allowed Interest in that class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed claim, or Allowed Interest is not in any Class. Notwithstanding anything to the contrary contained in this Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or Allowed Interest.

         The Claims of Cardiac's creditors and the interests of its shareholders are divided into the 11 classes described below. A Claim is included in a particular class only to the

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


extent that the claim meets the description of that class and may be included in a different class to the extent that the remainder of such claim meets the description of such different class. A Claim will receive the treatment described below only to the extent that the Claim has been Allowed.

         5.1 Class 1. All Administrative Expense Claims, including Claims for services rendered and costs advanced or incurred by professionals, allowable under the Bankruptcy Code and approved by the Court.

         5.2 Class 2. All Allowed Priority Wage Claims, including unpaid wage claims to the extent such Claims are Allowed by ss. 507(a )(3) of the Code.

         5.3 Class 3. All Allowed Priority Tax Claims to the extent such Claims are Allowed byss.507(a)(8) of the Code.

         5.4 Class 4. The Allowed Secured Claim of Coast Business Credit, a division of Southern Pacific Thrift and Loan Association, whose loan to the Debtor is secured by a blanket lien on Debtor's assets, including Debtor's intellectual property.

         5.5 Class 5. The Allowed Secured Claim of Finova Mezzanine Capital, Inc., as successor to Sirrom Capital Corporation, whose loan is secured by a second lien on Debtor's property.

         5.6 Class 6. The Allowed Secured Claim of Flagler County for unpaid ad valorem taxes.

         5.7 Class 7. The Allowed Secured Claim of Japan Crescent, Inc. and Shinji Hara, which was secured on the Petition Date by a judgment lien on the Debtor's manufacturing facility in Palm Coast, Florida.

         5.8 Class 8. The Allowed Claims of Convertible Debenture Holders.


         5.9 Class 9. The Allowed Claims of General Unsecured creditors whose Claims exceed $500.

         5.10 Class 10. The Allowed Claims of General Unsecured creditors whose Claims total less than $500.

         5.11 Class 11. The interests of the current shareholders of Cardiac.


                                   Article VI

                              Impairment Of Classes

         Classes 1 through 3 and 6 are unimpaired and are ineligible to vote on the Plan.

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

         Classes 4, 5 and 7 through 11 are impaired by virtue ofss.1124 of the Bankruptcy Code.

                                   Article VII

                               Treatment Of Claims


         Class 1. Administrative Claims. All Allowed Administrative Expense Claims, except Kersey, Scillia, Forster & Brooks, Inc., shall receive Cash equal to the unpaid amount of such Allowed Administrative Expense Claim upon the latter of (i) 5 days following the transfer of all assets to the Liquidating Trust, or (ii) the first business day after a Final Order is entered regarding such Allowed Administrative Expense Claim, unless the holder of such Allowed Administrative Expense Claim agrees to different treatment. Kersey, Scillia, Forster & Brooks, Inc. will receive $18,500 plus Plan Shares equal to 1% of the merged corporate entity's outstanding capital stock (1.5% of the substituted merger, if applicable).

         All applications for allowance of administrative expense claims, including applications for professional fees and reimbursement of costs advanced, are required to be made within 30 days of the Confirmation Hearing, or as otherwise required by the Bankruptcy Court.

         Quarterly fees payable to the Office of the United States Trustee pursuant to 28 U.S.C. ss. 1930 shall be paid when due in the ordinary course through the entry of the Final Decree.

         Class 2. Class 2 - Priority Wage Claims. All Allowed Priority Wage Claims will be paid in Cash in full without interest upon the latter of (i) 5 days following the transfer of all assets to the Liquidating Trust, or (ii) the first business day after a Final Order is entered regarding such Allowed Priority Wage Claim, unless the holder of such Allowed Priority Wage Claim agrees to a different treatment.

         If there are insufficient funds to pay Allowed Priority Wage Claims in full as provided above, payment shall be made at such time as the Liquidating Trustee has accumulated sufficient cash to pay all Allowed Priority Claims in full with 5% interest from the Effective Date. Claimants of this class shall have no recourse against the Reorganized Debtor if after liquidation of all Trust Assets there are insufficient funds to pay all Allowed Priority Wage Claims in full.

         Class 3. Class 3 - Priority Tax Claims. All Allowed Priority Tax Claims will be paid in Cash in full without interest upon the latter of (i) 5 days following the transfer of assets to the Liquidating Trust, (ii) the first business day after a final order is entered regarding such Tax claim, or (iii) at such time as the Liquidating Trustee has accumulated sufficient Cash to pay all Allowed Priority Tax Claims in full. If there are

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

insufficient funds to pay Allowed Tax Claims in full as provided above, the Trustee shall make payments at least semi-annually of interest and principal on such claim over a 6-year amortization period. Claimants of this class shall have no recourse against the Reorganized Debtor if after liquidation of all Trust assets there are insufficient funds to pay all Allowed Priority Tax Claims in full.

         Class 4. Class 4 - Secured Claim of Coast Business Credit. Coast will receive the first proceeds on royalties received from (i) the sale of Cardiac's intellectual property, and (ii) collections on the Electro-Catheter claim until its Allowed Secured Claim shall have been paid in full without interest. In the event the proceeds of the liquidation of Coast's collateral are insufficient to pay its Allowed Secured Claim in full, then Coast shall be entitled to participate in any distribution to Class 9 General Unsecured Claims for and in proportion to the full amount of its deficiency claim. Coast shall retain its lien rights against prepetition assets (which lien rights do not include rights against the Cardiac corporate entity) until paid in full or until such liens are foreclosed.

         Class 5. Class 5 - Secured Claim of Finova Mezzanine Capital, Inc.. Finova shall also be entitled to receive the remaining proceeds (after satisfaction of Coast's Secured Claim) from (i) the sale of Cardiac's intellectual property, and (ii) collections on the Electro-Catheter claim until its remaining Allowed Secured Claim shall have been paid in full without interest. In the event the proceeds of the liquidation of Finova's collateral are insufficient to pay its Allowed Secured Claim in full, then Finova shall be entitled to participate in any distribution to Class 9 General Unsecured Claims for and in proportion to the full amount of its deficiency claim. Finova shall retain its lien rights against prepetition assets (which lien rights do not include rights against the Cardiac corporate entity) until paid in full or until such liens are foreclosed.

         Class 6. Class 6 - Secured Claim of Flagler County. On the Petition Date, Flagler County held a lien against Cardiac's real property to secure payment of ad valorem taxes for the years 1997 to 2000. Flagler County has been paid in full from the proceeds of the sale of the real property which secures its claim. Flagler County shall receive no other distribution from the estate on account of its claim for unpaid ad valorem taxes.

         Class 7. Class 7 - Secured Claim of Japan Crescent, Inc. and Shinji Hara. Japan Crescent, Inc. and Shinji Hara held a judgment lien against Cardiac's real property. The value of the property was less than the senior secured claims held by Coast and Finova, and the property will likely be sold or abandoned prior to the Effective Date. Japan Crescent, Inc. and Shinji Hara will therefore receive no distribution on account of their secured claim, and shall instead be treated as Class 9 General Unsecured Creditors.

         Class 8. Class 8 - Convertible Debenture Holders. Convertible Debenture Holders shall receive payment as Class 9 General Unsecured Creditors. All conversion rights which were not exercised prior to the Petition Date will be deemed cancelled upon confirmation of this Plan.


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


         Class 9. Class 9 - General Unsecured Claims In Excess of $500. One hundred (100) Plan Shares will be distributed to each holder of an Allowed General Unsecured Claim. Thereafter, the remaining Plan Shares (approximately 110,000 shares) shall be distributed to holders of Allowed General Unsecured
Claims, pro rata. Any General Unsecured Creditor who receives whole or fractional shares in addition to its minimum 100 share lot that are not in 100 round 100 share units, will, by virtue of the confirmation of the Plan, have agreed to have the Liquidating Trustee act as their agent for the purpose of liquidating their cumulative non-round lot shareholdings and distributing the proceeds in proportion to what that party had contributed to the pool. In addition, and in any event, General Unsecured Creditors will receive a pro-rata distribution of all Trust assets remaining after the payment of Allowed Administrative, Priority and Secured Claims at such a time as the Liquidating Trustee has determined in his sole discretion that no further assets will be collected in this estate or that continuation of the Liquidating Trust is no longer practical. The Liquidating Trustee shall have the right to withhold from such distribution Cash to pay all expenses associated with the administration and winding-up of the Liquidating Trust. Should a meaningful surplus remain after payment of all Allowed Unsecured Claims, said surplus shall be distributed to Equity Security Holders in accordance with their interests.

         Class 10. Class 10 - General Unsecured Claims of Less than $500. General Unsecured Claims which total less than $500 shall have the option to be treated as Class 9 General Unsecured Creditors or to receive 50% of their Allowed Claim after all Administrative and Priority Claims shall have been paid in full, provided, however, that the Liquidating Trustee shall first have accumulated sufficient funds to make such distribution.

         Class 11. Class 11 - Equity Security Holders. Only so many Allowed Equity Security Holders of record as of the Plan Record Date, that are necessary to insure that Cardiac delivers 500 qualified post-confirmation shareholders holding 100 Plan Shares on account of their prepetition interests avoiding the issuance of fractional shares that would have virtually no value. Only 100 share lots of Plan Shares will be distributed as it would be impractical to issue shares in less than 100 Plan Share lots due to the transaction costs likely to be incurred in any sale to obtain value. Distribution of the 100 share lots will be made to the largest shareholders until the 500 shareholder requirement is met to avoid the issuance of fractional shares that would have virtually no value. All Allowed Equity Security Holder claims of a holder will be aggregated and treated an Allowed Equity Security Holder claim for purposes of distribution. If any calculated distribution on account of such Allowed Equity Security Holder claim would otherwise result in the distribution of a number of Plan Shares that is not a whole lot, then the actual distribution of such Plan Shares will be reduced to the nearest whole lot number. Holders of Equity Security Holder claims that would be entitled to fractional shares of Plan Shares but for this provision shall receive no consideration because such amount would be de minimus. The number of Allowed Equity Security Holders necessary to meet the 500 shareholder requirement that avoids the issuance of fractional shares that would have virtually no value will be determined by deducting the sum of the holders of Allowed Class 9 claims from 500. Cardiac estimates that 280 shareholders will receive Plan Shares. All shares of

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

Cardiac capital stock, including all options, conversion rights and warrants, issued prior to the Petition Date shall upon the Effective Date be cancelled and be of no further force or effect.


                                   Article VII

                              Options and Warrants

         As of the Petition Date, there were 1,055,965 warrants to purchase Cardiac common stock. Five persons or entities also hold convertible debentures giving such holders the right to convert debt to up to 750,000 Shares of Cardiac's Common Stock. Pursuant to 11 U.S.C. ss. 365(c)(2), contracts requiring the issuance of securities in the debtor corporation may not be assumed. All stock options and warrants not exercised prior to the Petition Date will be deemed terminated or rejected and be of no further force or effect.

                                  Article VIII

                    Executory Contracts And Unexpired Leases


         On the Petition Date, Cardiac was party to the following executory contracts and unexpired leases:

           Name                                      Description

Grupo Taper, S.A.                           License Distribution Agreement
The Herz Company                            License Distribution Agreement
Intermedics                                 License and Supply Agreement
Howard C. Hughes and
   Roy D. Betulet                           License Agreement
DGP, Inc.                                   Three Copier Leases
IOS Capital, Inc.                           Copier Lease
Lanier Worldwide, Inc.                      Two Copier Leases
Pitney Bowes                                Mail Machine & Scale Lease

         All executory contracts and unexpired leases, whether or not specifically listed above, will be rejected. Any claim for damages arising from the rejection of any unexpired lease or executory contract must be filed within 30 days of the Confirmation Date.

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
                                   Article IX

                         Means of Implementation of Plan

         Under the terms of the Plan, all of the remaining assets (except Cardiac's corporate entity) and liabilities of Cardiac will be transferred and assigned to a Liquidating Trust subject to any existing security interests. The Liquidating Trustee will then liquidate the assets and distribute the proceeds thereof to creditors in accordance with the distribution scheme set forth above. Additionally, the Cardiac corporate entity, with its Plan affected shareholder base, will be merged with Nineteenth Investment Corporation ("NIC"). The merger will be accomplished through the execution of a plan of merger in substantially the form set forth on Exhibit A attached hereto. The Shareholders of Cardiac shall be deemed to have approved and accepted the articles of merger and plan of merger as required by ss. 251 of the Delaware General Corporation Law upon confirmation of this Plan. A certificate of merger evidencing the merger will be filed with the Secretary of State for the State of Delaware following confirmation. In the event that NIC does not consummate the merger for any reason, then Pan American Wireless, Inc. ("PanAm") shall be substituted in the place of NIC, with no further consideration nor notification required to the creditors, shareholders or administrative claimants other than as stated in this Plan of reorganization. This substituted merger, if applicable, will also be accomplished through the execution of a plan of merger in substantially the form set forth on Exhibit A-1 attached hereto. The Shareholders of Cardiac shall be deemed to have approved and accepted as substituted the articles of merger and plan of merger as required by ss. 251 of the Delaware General Corporation Law upon confirmation of this Plan. A certificate of merger evidencing the substituted merger will be filed with the Secretary of State for the State of Delaware following confirmation.

         Following confirmation, the merged entity will initially have 5,000,000 outstanding shares out of a total authorization of 100,000,000 shares , 250,000 of which shall be issued to Cardiac, its creditors and shareholders in accordance with the provisions of this Plan (the "Plan Shares"). Kersey, Scillia, Forster & Brooks, Inc. will receive 50,000 of the Plan Shares as its commission, leaving 200,000 Plan Shares to be distributed as provided herein. An additional 20,000 shares will be issued to the Liquidating Trust to be sold and applied to the payment of NIC's administrative costs or fees associated with the merger estimated to be approximately $130,000, inclusive of legal, accounting, exchange listing, and investment banking expenses. The Liquidating Trust and Trustee shall not be liable or responsible for the payment of any administrative costs or fees associated with the merger beyond the value of the 20,000 shares. If the amounts realized from the sale of the 20,000 shares exceeds the actual administrative costs and fees associated with the merger, the excess value will be distributed to Classes 9 and 10 as provided herein.

         In the event of the substitution of PanAm, following confirmation, the merged entity will initially have 2,650,000 outstanding shares out of a total authorization of 100,000,000 shares , 265,000 of which shall be issued to Cardiac, its creditors and shareholders in accordance with the provisions of this Plan (the "Plan Shares"). Kersey, Scillia, Forster & Brooks, Inc. will receive 39,750 of the Plan Shares as its commission, leaving 225,250 Plan Shares to be distributed as provided herein. An additional 85,000 shares will be issued to the Liquidating Trust to be sold and applied to the payment of administrative costs or fees associated with the merger estimated to be approximately

$510,000, inclusive of legal, accounting, exchange listing, and investment banking expenses.. The Liquidating Trust and Trustee shall not be liable or responsible for the payment of any administrative costs or fees associated with the merger beyond the value of the 85,000 shares. If the amounts realized from the sale of the 85,000 shares exceeds the actual administrative costs and fees associated with the merger, the excess value will be distributed to Classes 9 and 10 as provided herein.

         The corporate charter of the merged entity will be amended, in accordance with ss. 1123(a)(6) to prohibit, if not already so prohibited, the issuance of nonvoting equity securities, and to provide, if not already so provided, as to several classes of securities possessing voting power, an appropriate distribution of such power, including, in the case of any class of equity securities having preference over another class of equity securities with respect to dividends, adequate provision for the election of directors, representing such preferred class in the event of default in payment of such dividends.

         Under the terms of the  proposed  merger  with NIC,  or its  substitute
PanAm, Cardiac is obligated to deliver a shareholder base consisting of 500 shareholders holding 100 or more shares each. In order to clearly meet this requirement, after the determination of the absolute number of non-priority Unsecured Creditors Allowed Claims, so many shareholders as are necessary to assure that the 500 shareholder goal is reached, will each receive 100, and only 100, shares in exchange for their pre-petition interests in Cardiac. The shareholders who receive these 100 shares will be those holding the greatest number of shares as of the Plan Record Date.1

         In addition to the stock distributions described above, the Liquidating Trust will receive $170,000 in Cash from NIC, or its substitute, PanAm, and be assigned 40,000 of the Plan Shares as the consideration for the merger (the "Merger Consideration"). The $170,000 and the proceeds from the liquidation of the 40,000 Plan Shares issued directly to the Liquidating Trust will be exchanged to pay for Administrative and Priority Claims incurred by Chapter 11 estate during the period between confirmation and closing of this case, while still under the jurisdiction of the Bankruptcy Court and subject to the customary Bankruptcy Court's approvals. Any remaining shares not issued for the purposes described above will be distributed to creditors in accordance with the distribution scheme described herein.

         Following confirmation, it is the intent of NIC or PanAm (in the event NIC does not consummate the merger with Cardiac) to seek the listing of their respective securities on an appropriate stock exchange as quickly as feasible, and to have a market maintained in their respective shares as soon as feasible. Although no specific time frame can be indicated

--------
  1 As of April 11, 2000, there were 569 shareholders holding 5,979,579.49 shares of Cardiac's common stock, some of which are held by broker-dealers. There appear to be 802 actual shareholders. Cardiac estimates that only 280 shareholders will receive Plan Shares. The actual number of shareholders receiving Plan Shares will be determined by deducting the number of creditors receiving Plan Shares from 500.

  herein as to the time from confirmation that such events might occur, both companies anticipate that such a market should be established prior to the end of 2001.

         FOLLOWING CONFIRMATION, NO PRECONFIRMATION CREDITOR OR SHAREHOLDER OF CARDIAC, NOR THE LIQUIDATING TRUST, SHALL HAVE RECOURSE AGAINST THE REORGANIZED DEBTOR, EVEN IN THE EVENT OF A DEFAULT UNDER THE PLAN. CARDIAC RETAINS THE RIGHT, HOWEVER, TO RESCIND THE PLAN AND ATTEMPT A DIFFERENT REORGANIZATION IF THE MERGER CONSIDERATION IS NOT PAID AS PROVIDED HEREIN.

                                    Article X

                              The Liquidating Trust


         10.1  Transfer to  Liquidating  Trust.  On the Effective  Date,  all of
Cardiac's assets (except the Cardiac corporate entity), plus the Merger Consideration, will be transferred and assigned to the Liquidating Trust on behalf of and for the benefit of the holders of prepetition and pre-confirmation claims against Cardiac.

         10.2 Appointment of Liquidating Trustee. The initial Liquidating Trustee shall be Michael D. Moecker & Associates, Inc.

         10.3 The Liquidating Trust Agreement. A copy of the Liquidating Trust Agreement is attached hereto as Exhibit B. On the Effective Date, each holder of each claim will be deemed to have ratified and become bound by the terms of the Liquidating Trust Agreement. The Liquidating Trustee is empowered to execute the Liquidating Trust Agreement on behalf of each holder of a Claim.

         10.4 Powers and Duties of Liquidating Trustee. The Liquidating Trustee shall have the powers, duties and obligations specified in this Plan and the Liquidating Trust Agreement.

         10.5 Compensation of Trustee. The Liquidating Trustee shall receive a $5,000 non-refundable retainer from the Merger Consideration to be applied to fees and costs. The Liquidation Trustee will thereafter receive from the Trust Estate a 3% commission on all disbursements from the Trust Estate, plus $100 per hour for services devoted to the Liquidating Trust. The Liquidating Trustee shall also be reimbursed by the Trust Estate for all reasonable out-of-pocket expenses incurred by the Trustee in the performance of his duties.

         10.6 Restrictions of Trustee's Sale of Plan Shares. The Trustee shall be required to sell the Plan Shares distributed to him as soon as practicable following the corporation's listing(s) with a National or Regional stock exchange, Nasdaq, or, if no such listing is obtained within a reasonable time, in such manner and at such price as the Trustee deems advisable. In its capacity as agent for the Court, Kersey, Scillia, Forster & Brooks, Inc., (the "Advisor") will also act as advisor to the Trustee, as needed, regarding matters pertaining to the sale of, or timing of the sale of, the shares.

         10.7 Limitation of Liability. The Liquidating Trustee and the Advisor shall use reasonable discretion in exercising each of the powers herein granted. No Liquidating Trustee or Advisor or any attorney, agent, or servant of the Liquidating Trustee or Advisor shall be personally liable in any case whatsoever arising in connection with the performance of obligations under this Plan, whether for their failure to act unless they shall have been guilty of willful fraud or gross negligence.

         The Liquidating Trustee or Advisor may consult with attorneys, accountants, and agents, and their opinions of the same shall be full protection and justification to the Liquidating Trustee and his employees for anything done or admitted or omitted or suffered to be done in accordance with said opinions. Neither the Liquidating Trustee nor the Advisor shall be required to give any bond for the faithful performance of his duties hereunder.

         10.8 Indemnity. The Liquidating Trustee and the Advisor and their employees and agents will be indemnified by the Liquidating Trust against claims arising from the good faith performance of duties under the Bankruptcy Code or this Plan.

         10.9 Right to Hire Professionals. The Liquidating Trustee shall have the right to reasonably utilize the services of attorneys or any other professionals which, in the discretion of the Liquidating Trustee, are necessary to perform the duties of the Liquidating Trustee, including Debtor's current counsel or the Advisor. Reasonable fees and expenses incurred by the attorneys, accountants or other agents of the Liquidating Trustee after confirmation of the Plan shall be paid by the Liquidating Trust from Trust assets without the necessity of obtaining Bankruptcy Court approval. Kersey, Scillia, Forster & Brooks, Inc. will remain as investment advisors to advise the Trustee regarding the sale of any Plan Shares issued directly to him as provided in the Plan.

         10.10 Tax Treatment of the Liquidating Trust. It is intended that the Liquidating Trust will be treated as a "liquidating trust" within the meaning of Treasury Regulations Section 301.7701-4(d). Accordingly, for federal income tax purposes, the transfer and assignment of the debtor's assets shall be treated as a deemed transfer and assignment of such assets to the holders of Claims followed by a deemed transfer and assignment by such holders to the Liquidating Trust. The Liquidating Trust shall provide the holders of claims with a valuation of the assets transferred to the Liquidating Trust and such valuation shall be used consistently for all federal income tax purposes. All items of income, deduction, credit or loss of the Liquidating Trust shall be allocated for federal, state and local income tax purposes among the holders of claims as set forth in the Liquidating Trust agreement; provided, however, that to the extent that any item of income cannot be allocated in the taxable year in which it arises, the Liquidating Trust shall pay the federal, state and local taxes attributable to such income (net of related deductions) and the amount of such taxes shall be treated as having been received by, and paid on behalf of, the holders of claims receiving such allocations when such allocations are ultimately made.

         10.11 Termination of Liquidating Trust. The duties, powers and responsibilities of the Liquidating Trustee shall terminate upon the liquidation and distribution to Beneficial Interest holders of all proceeds in the Liquidating Trust estate in accordance with this Plan.

         10.12 Corporate Action. On the Effective Date, the Liquidating Trustee shall be authorized and directed to take all necessary and appropriate actions to effectuate the transactions contemplated by the Plan and Disclosure Statement.

         10.13 Preservation of Rights of Action. Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan in accordance with Section 1123(b) of the Bankruptcy Code, the Liquidating Trust, shall be assigned and may enforce any claims, rights and causes of action that the debtor or the estate may hold against any entity, including, without limitation, any claims, rights or causes of action arising under Section 544 through 551 or other sections of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory. The Liquidating Trust or any successor to or designee thereof may pursue those rights of action, as appropriate, in accordance with what is in the best interests of the Liquidating Trust and those holding interests in the Liquidating Trust.

         10.14 Objections to Claims. Except as otherwise provided for with respect to applications of professionals for compensation and reimbursement of expenses, or as otherwise ordered by the Bankruptcy Court after notice and a hearing, objections to claims, including Administrative Claims, shall be filed and served upon the holder of such Claim or Administrative Claim not later than the late of (a) one hundred twenty (120) days after the Effective Date, and (b) one hundred twenty (120) days after a proof of claim or request for payment of such Administrative Claim is filed, unless this period is extended by the Court. Such extension may occur ex parte. After the Effective Date, the Liquidating Trust shall have the exclusive right to object to Claims.

         10.15 Transfers to Liquidating Trust Subject to Existing Liens. Except as specifically set forth in the Plan, the assets transferred to the Liquidating Trust on behalf of and for the benefit of the holders of Allowed Claims shall be held by the Liquidating Trust subject to any liens that arose before the Confirmation Date. The Liquidating Trustee shall not, however, be required to obtain the consent of any secured creditor prior to liquidating any assets of the Trust Estate. The liens held by Coast and Finova will attach to the proceeds from the sale of encumbered assets until satisfied.


                                   Article XI

                            Modification Of The Plan


         Debtor may propose amendments or modifications of the Plan at any time prior to confirmation, with leave of the Court and upon such notice as the Court may require. After confirmation, Debtor may, with approval of the Court, and so long as it does not materially or adversely affect the interests of creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan, or in the Order of Confirmation, in such manner as may be necessary to carry out the purposes and intent of the Plan.

                                   Article XII

                  Discharge, Release And Effect Of Confirmation


         Payments of, distributions to, and other treatment of the Claims of all creditors and equity interests provided for in the Plan shall be deemed to be in complete satisfaction, discharge and release of such Claims. Except as provided herein, the rights afforded in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever, including any interest accrued thereon from and after the Filing Date, against Debtor, or any of Debtor's assets; and, except as otherwise provided herein, on the Effective Date, all such Claims against Debtor, any of Debtor's assets, shall be satisfied, discharged, and released in full; and, except as otherwise provided herein, all creditors and equity interest holders shall be permanently enjoined and precluded from asserting against Debtor or the Reorganized Debtor, or their respective officers and directors, or any of Debtor's or the Reorganized Debtor's assets, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Nothing herein shall be construed as a release of any rights or obligations under the Plan or as an injunction against any action to enforce any rights or obligations under the Plan, except that no creditor or equity interest holder of the Debtor, nor the Liquidating Trustee, nor any successor in interest to any of them, shall have any recourse against the Reorganized Debtor as a result of an event of default under the Plan. Cardiac retains the right, however, to rescind this Plan and attempt a different reorganization should NIC fail to pay the Merger Consideration as provided herein.

         As specified in ss. 1125(e) of the Code, persons that solicit acceptances or rejections of the Plan or that participate in the offer, issuance, sale or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Code, are not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of securities.


                                  Article XIII

                                  Miscellaneous


         13.1 Disputed Claims. Notwithstanding any other provision of this Plan, disputed Claims shall be paid only upon their allowance and the determination of their priority by the Court.

         13.2 Setoff. The Liquidating Trustee may, but shall not be required to, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, claims of any kind or nature that Cardiac may have against the holder of such Allowed Claim. Neither the failure to effect such a setoff nor the allowance of any Allowed Claim against the Liquidating Trust or reorganized debtor shall constitute a waiver or release by the Liquidating Trust of any claim that the Liquidating Trust may possess against such holder.

         13.3 Further Action. The Debtor and the Liquidating Trust are authorized and directed to execute and deliver all documents and take and cause to be taken all action necessary and appropriate to execute and implement the provisions of this Plan. W. Alan Walton is expressly authorized to sign any and all documents necessary to implement the Plan.

         13.4 Further Assurance. If at anytime Cardiac, the reorganized debtor or the Liquidating Trustee shall consider or be advised that any further releases or assurances are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated herein, the creditors and shareholders shall, upon reasonable request, execute and deliver any and all documents and assurances, and do all things necessary or appropriate to carry out fully the provisions of this Plan.

         13.5 Employment of Professionals. After confirmation, the Trustee is authorized to employ such professionals as it deems appropriate and to compensate them without the further approval of the Court.

         13.6 Section 1146 Exemption. Pursuant to 11 U.S.C. ss. 1146(c), the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the revesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated by the Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

         13.7 Withdrawal of Plan. At the option of the Debtor, this Plan may be withdrawn at any time prior to the entry of the Confirmation Order. If such option is timely and properly exercised, the withdrawn plan would be null and void and of no legal effect and the Case shall continue and be administered in accordance with the Bankruptcy Code.

         13.8 Discrepancies. In the event of any discrepancy between the terms of this Plan and the Disclosure Statement, the terms of this Plan shall control.

         13.9 Default by Debtor. A default under the Plan occurs only when a breach of the terms of this Plan is not cured within 20 days of the receipt by the Liquidating Trustee of notice of such breach. The notice must be written and from the party affected by the breach, and shall be directed to the Liquidating Trustee. A breach that is not timely cured shall be a default under the Plan. Unless a default has occurred under the Plan, no Person may proceed with litigation against the Liquidating Trust or its representatives. No persons, nor the Liquidating Trust or its representatives, shall have any recourse against the Reorganized Debtor as a result of a default under the Plan.

         13.10 Conditions Precedent. It shall be a condition precedent to the effectiveness of this Plan that a Confirmation Order that is a Final Order be entered.

         13.11 Automatic Stay. The automatic stay imposed by 11 U.S.C.ss.362 of the Code will remain effective until the Effective Date.

         13.12 Notices. Any notice to Cardiac hereunder shall be in writing, and if by telegram, telex or facsimile, shall be deemed to have been given when sent, and if mailed shall be deemed to have been given three days after the date when sent by registered or certified mail, postage prepaid, and addressed as follows:

                           Cardiac Control Systems, Inc.
                           c/o W. Alan Walton
                           Cardiac Control Systems, Inc.
                           16 College Court
                           Palm Coast, Florida 32137

                           Mr. Michael E. Moecker
                           Michael Moecker & Associates, Inc.
                           3123 Commerce Parkway
                           Miramar, Florida 33025

with a copy to:

                           Richard R. Thames, Esq.
                           Stutsman & Thames, P.A.
                           121 West Forsyth Street, Suite 600
                           Jacksonville, Florida  32202

                           Ronald J. Frappier, Esq.
                           Jenkens & Gilchrist, PC
                           1445 Ross Avenue, Suite 3200
                           Dallas, Texas 75202

                           Krista A. Kersey, President
                           Kersey, Scillia, Forster, & Brooks, Inc.
                           333 N. New River Dr. East, Suite 3000
                           Fort Lauderdale, Fl. 33301

         13.13 Successors and Assigns. The duties, rights and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Persons.

                                   Article XIV

                            Retention Of Jurisdiction


         The Bankruptcy Court will retain jurisdiction of this case pursuant to provisions of the Bankruptcy Code. In addition, the Court shall retain exclusive jurisdiction for a minimum of two years with respect to the following matters:


         (i) To classify, allow or disallow Claims or Interests, direct distribution under the Plan, and adjudicate all controversies concerning classification or allowance of any Claim or Interests. All such objections shall be filed no later than within 120 days after the entry of the Confirmation Order unless the time is otherwise extended by the Court.


         (ii) The determination of all questions and dispute, whether or not subject to an action pending as of the Confirmation Date, in connection with this estate or this Plan.


         (iii) To enforce the implementation of this Plan.


         (iv) The determination of all questions and disputes, whether or not subject to an action pending as of the Confirmation Date, in connection with this estate or this Plan.


         (v) The determination of all adversary proceedings or contested matters presently pending or filed hereafter in the Bankruptcy Court relating to this reorganization.


         (vi) The correction of any defect, the curing of any omission, or the reconciliation of any inconsistency in the Plan or Confirmation Order as may be necessary to effectuate the purposes and intent of the Plan.


         (vii) To enforce or interpret the terms and conditions of the Plan or the Liquidating Trust Agreement and to resolve any disputes arising thereunder.

         (viii) To fix and award fees and compensation of professional persons under the Plan.


         (ix) The entry of any order concluding and terminating this case.



         DATED this 16th day of February, 2001.


                                    CARDIAC CONTROL SYSTEMS, INC.



                                    By
                                      -------------------------------------
                                      W. Alan Walton
                                      Its Vice-President

                                    -and-

                                    STUTSMAN & THAMES, P.A.

                                    By
                                      -------------------------------------
                                      Richard R. Thames

                                      Florida Bar Number 0718459
                                      121 W. Forsyth Street, Suite 600
                                      Jacksonville, Florida  32202
                                      (904) 358-4000
                                      (904) 358-4001 (Facsimile)

                                      Attorneys for the Debtor